Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

DATED JANUARY 29, 2016

BETWEEN CAROL MEYROWITZ AND THE TJX COMPANIES, INC.

-i-

CAROL MEYROWITZ

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT dated January 29, 2016 between Carol Meyrowitz (“Executive”) and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701(the “Company”), amending and restating the employment agreement dated October 5, 2015 between Executive and the Company.

RECITALS

The Company and Executive intend that Executive shall be employed by the Company on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.

AGREEMENT

The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement, which supersedes by amendment and restatement the employment agreement dated October 5, 2015 between Executive and the Company, shall become effective on January 31, 2016 (the “Effective Date”). Upon effectiveness of this Agreement on the Effective Date, the Employment Agreement between the Company and Executive dated January 30, 2015 (the “Prior Agreement”) shall terminate and be of no further force and effect. Prior to the Effective Date, the Prior Agreement shall remain in full force and effect; provided, that the parties hereto acknowledge that execution of the October 5, 2015 agreement constituted and execution of this Agreement shall constitute a mutual agreement by the parties to continue Executive’s employment through the Effective Date. Subject to earlier termination as provided herein, Executive’s employment hereunder shall continue on the terms provided herein until February 2, 2019 (the “End Date”). The period of Executive’s employment by the Company from and after the Effective Date, whether under this Agreement or otherwise, is referred to in this Agreement as the “Employment Period.” This Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed accordingly.

2. SCOPE OF EMPLOYMENT.

(a) Nature of Services. Executive shall diligently perform the duties and responsibilities of Executive Chairman of the Company, including the duties and responsibilities of Chairman of the Board upon election or reelection to such position by the Board, and such other executive duties and responsibilities as shall from time to time be reasonably specified by the Board and as is reasonably agreed to by Executive. In any matter in which the Board or Committee deliberates or takes action with respect to this Agreement, Executive, if then a member of the body so deliberating or taking action, shall recuse herself.

(b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote such working time and attention as are required to perform her duties and responsibilities under this Agreement, and her best efforts to the performance of such duties and responsibilities. Executive may (i) make any passive investments where she is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) subject to approval by the Board or a committee thereof (which approval shall not be unreasonably withheld or withdrawn), participate in charitable or community activities or in trade or professional organizations, (iii) subject to approval by the Board or a committee thereof (which approval shall not be unreasonably withheld or withdrawn), hold directorships in other companies or enterprises, or (iv) engage in such other activities, not listed in (i), (ii) or (iii) above, as the Board or a committee thereof may approve; provided, that the Board or such committee shall have the right to limit such services as a director or such participation in charitable or community activities or in trade or professional organizations, or other activities approved pursuant to clause (iv), whenever the Board or such committee shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of her duties and responsibilities under this Agreement or is otherwise incompatible with those duties and responsibilities.

3. COMPENSATION AND BENEFITS.

(a) Base Salary. Executive shall be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive’s Base Salary shall be paid shall be $1,000,000 per year or such other rate (not less than $1,000,000 per year) as the Committee may determine after Committee review not less frequently than annually.

(b) Existing Awards. Reference is made to outstanding awards to Executive of stock options and of performance-based restricted stock made prior to the Effective Date under the Company’s Stock Incentive Plan (as it may be amended and including any successor, the “Stock Incentive Plan”), to the award opportunity granted to Executive for FYE 2016 under the Company’s Management Incentive Plan (“MIP”), and to award opportunities granted to Executive under the Company’s Long Range Performance Incentive Plan (“LRPIP”) for cycles beginning before the Effective Date. Each of such awards outstanding immediately prior to the Effective Date shall continue for such period or periods and in accordance with such terms as are set out in the applicable grant, award certificate, award agreement and other governing documents relating to such awards and shall not be affected by the terms of this Agreement except as provided in Section 3(c)(i) and (ii) below or as otherwise expressly provided herein.

(c) New Awards. During the Employment Period (and prior thereto, in the case of the award described in Section 3(c)(iii) below), Executive will be eligible to participate in awards (including Annual PBRS Awards as hereinafter defined but not including new stock option awards) under the Stock Incentive Plan and in awards under MIP and LRPIP, in each case at a level commensurate with her position and responsibilities as specified below and subject to such terms as shall be established by the Committee consistent with the following provisions of this Section 3(c). Without limiting such other rights as Executive may have under awards granted under the Stock Incentive Plan:

(i) If Executive’s employment by the Company is terminated by the Company other than for Cause prior to February 2, 2019, subject to Section 8 below, any stock options held by Executive immediately prior to such termination will vest to the extent not previously vested and will thereafter remain exercisable only for such post-termination exercise period as is provided under the terms of the award; and

(ii) With respect to Stock Incentive Plan awards described in Section 3(b) (Existing Awards) and Stock Incentive Plan stock awards described in this Section 3(c) (New Awards), Executive will be entitled to tender shares of Company common stock not then subject to restrictions under any Company plan, or to have shares of stock deliverable under the awards held back, in satisfaction of the minimum withholding taxes required in respect of income realized in connection with the awards.

(iii) Prior to the Effective Date the Company will recommend to the Committee for approval a Stock Incentive Plan award to Executive of performance-based restricted stock with a grant date value of $10,000,000 (the “Special PBRS Award”). The terms and conditions applicable to the Special PBRS Award shall be prescribed by the Committee; provided, that the Special PBRS Award shall be subject to, inter alia, (A) a service vesting condition requiring continuous service through the end of FY2017 as to 50% of the shares and through the end of FY2018 as to the balance of the shares, (B) a performance condition applicable to the entire Special PBRS Award requiring that corporate MIP performance for FY2017 be achieved at a level resulting in at least 67% of the MIP target payout amount for such fiscal year (with proration of the entire Special PBRS Award for any lower performance that results in a MIP payout), and (C) acceleration upon certain terminations of employment similar to the treatment of Executive’s prior performance-based restricted stock awards.

(iv) During the Employment Period, at such time or times as new annual awards of performance-based restricted stock are typically recommended to the Committee for Company executives generally in each of FY2017, FY2018 and FY2019 and provided that Executive has remained in continuous service with the Company through the applicable grant date, Executive will be awarded a Stock Incentive Plan award of performance-based restricted stock with a grant date value of $5,000,000 (the “Annual PBRS Awards”). Each Annual PBRS Award will have a performance vesting period based on the LRPIP performance period consisting of the fiscal year of grant and the following two fiscal years. The terms and conditions applicable to each Annual PBRS Award shall otherwise be as prescribed by the Committee; provided, that each Annual PBRS Award shall be subject to the prorated vesting provisions described in Section 5(a)(vi) and Section 6(a) of this Agreement.

From and after the Effective Date, each award opportunity granted to Executive under MIP shall have a target award level that is no less than one hundred fifty percent (150%) of Executive’s Base Salary earned for the applicable fiscal year, and each award opportunity granted to Executive under LRPIP shall have a target award level that is no less than one hundred percent (100%) of Executive’s Base Salary for one year at the rate in effect at the time of such grant, determined in accordance with MIP and LRPIP.

(d) Qualified Plans; Other Deferred Compensation Plans. Executive shall be entitled during the Employment Period to participate in the Company’s tax-qualified retirement and profit-sharing plans, in SERP (Category B benefits or Category C benefits, whichever are greater), and in the ESP, in each case in accordance with the terms of the applicable plan (including, for the avoidance of doubt and without limitation, the amendment and termination provisions thereof); provided, that, subject to the foregoing, Executive’s accrued benefit under SERP shall at all times be fully vested; further provided, that Executive’s Category B benefits under SERP, when determined in accordance with the normal timing and payment-eligibility rules of SERP, shall be determined (if such methodology would produce a greater benefit for Executive) using as an interest assumption for purposes of Section 7.2(c)(i) of SERP the average of the Interest Rates for the calendar year in which Executive retires and the four preceding calendar years; and further provided, that Executive shall not be entitled to matching credits under ESP. The parties hereto acknowledge and agree that Executive is credited with the maximum number of years of service (20) taken into account in determining Category B benefits under SERP.

(e) Policies and Fringe Benefits. Executive shall be subject to Company policies applicable to its executives generally and shall be entitled to receive an automobile allowance commensurate with her position and all such other fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).

(f) Other. The Company is entitled to terminate Executive’s employment notwithstanding the fact that Executive may lose entitlement to benefits under the arrangements described above. Upon termination of her employment, Executive shall have no claim against the Company for loss arising out of ineligibility to exercise any stock options granted to her or otherwise in relation to any of the stock options or other stock-based awards granted to Executive, and the rights of Executive shall be determined solely by the rules of the relevant plan and award document.

4. TERMINATION OF EMPLOYMENT; IN GENERAL.

(a) The Company shall have the right to end Executive’s employment at any time and for any reason, with or without Cause.

(b) Executive’s employment shall terminate upon written notice by the Company to Executive (or, if earlier, to the extent consistent with the requirements of Section 409A, upon the expiration of the twenty-nine (29)-month period commencing upon Executive’s absence from work) if, by reason of Disability, Executive is unable to perform her duties for at least six continuous months. Any termination pursuant to this Section 4(b) shall be treated for purposes of Section 5 and the definition of “Change of Control Termination” at subsection (f) of Exhibit A as a termination by reason of Disability.

(c) Whenever her employment shall terminate, Executive shall resign (or, in the absence of an affirmative resignation, shall be deemed to have resigned) all offices or other positions she shall hold with the Company and any affiliated corporations, including all positions on the Board. For the avoidance of doubt, the Employment Period shall terminate upon termination of Executive’s employment for any reason.

5. BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.

(a) Certain Terminations Prior to the End Date. If the Employment Period shall have terminated prior to the End Date by reason of (I) death or Disability of Executive, (II) termination by the Company for any reason other than Cause or (III) a Constructive Termination, then all compensation and benefits for Executive shall be as follows:

(i) For a period of twenty-four (24) months after the Date of Termination (the “termination period”), the Company will pay to Executive or her legal representative, without reduction for compensation earned from other employment or self employment, continued Base Salary (based on Executive’s FY2016 salary rate) in accordance with its regular payroll practices for executive employees of the Company (but not less frequently than monthly); provided, that if Executive is a Specified Employee at the relevant time, the Base Salary that would otherwise be payable during the six-month period beginning on the Date of Termination shall instead be accumulated and paid, without interest, in a lump sum on the date that is six (6) months and one day after such date (or, if earlier, the date of Executive’s death); and further provided, that if Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan, the amount payable under this clause shall be reduced by the amount of the long-term disability benefits which are payable to Executive under such plan.

(ii) If Executive elects so-called “COBRA” continuation of group health plan coverage provided pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, there shall be added to the amounts otherwise payable under Section 5(a)(i) above, during the continuation of such coverage but not beyond the end of the termination period, an amount (grossed up for federal and state income taxes) equal to the participant cost of such coverage, except to the extent that Executive shall obtain no less favorable coverage from another employer or from self-employment, in which case such additional payments shall cease immediately. For the avoidance of doubt, Executive shall not be eligible for continuation of group health plan coverage from and after the Date of Termination except for any “COBRA” continuation as described in this Section 5(a)(ii).

(iii) The Company will pay to Executive or her legal representative, without offset for compensation earned from other employment or self-employment, (A) any unpaid amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive’s termination of employment, plus (B) any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.

(iv) For any MIP performance period in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other MIP awards for such performance period are paid, but in no event later than by the 15th day of the third month following the close of the fiscal year to which such MIP award relates, the Company will pay to Executive or her legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the MIP award, if any, that Executive would have earned and been paid had she continued in office through the end of such fiscal year, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such fiscal year prior to termination, and the denominator of which is seven hundred and thirty (730); provided, however, that if the Employment Period shall have terminated by reason of Executive’s death or Disability, this clause (iv) shall not apply and Executive instead shall be entitled to the MIP benefit described in Section 5(a)(viii) below.

(v) For each LRPIP cycle in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other LRPIP awards for such cycle are paid, but in no event later than by the 15th day of the third month following the close of the last of the Company’s fiscal years in such cycle, the Company will pay to Executive or her legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the LRPIP award, if any, that Executive would have earned and been paid had she continued in office through the end of such cycle, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is the number of full months in such cycle completed prior to termination of employment and the denominator of which is the number of full months in such cycle.

(vi) In addition, Executive or her legal representative shall be entitled to the Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) and Section 3(c) (New Awards), in each case in accordance with and subject to the terms of the applicable arrangement, and to payment of her vested benefits under the plans described in Section 3(d) (Qualified Plans; Other Deferred Compensation Plans) and any vested benefits under the Company’s frozen GDCP; provided, for the avoidance of doubt, that nothing in this Section 5(a)(vi) shall be construed as entitling Executive to any Stock Incentive Plan award not yet granted as of the date of termination. Notwithstanding the foregoing, any awards of performance-based restricted stock with LRPIP-based performance criteria granted to Executive under the Stock Incentive Plan and held by Executive on the Date of Termination (“Outstanding Awards”) shall be treated as follows: (A) in the case of any Outstanding Award for which fewer than two years of the applicable LRPIP performance period have been completed as of the Date of Termination, a portion of the Outstanding Award, equal to the ratio of the number of fiscal years in such LRPIP performance period beginning after the Date of Termination to the total number of fiscal years in such LRPIP performance period, shall be immediately forfeited; (B) all service conditions remaining with respect to all other or remaining portions of the Outstanding Awards (after giving effect to any forfeitures described in clause (A) above (the “Prorated Outstanding Awards”)) shall be deemed satisfied; and (C) subject to Section 8, each Prorated Outstanding Award shall vest, if at all, on the date on which the Committee certifies as to the LRPIP performance results for the applicable

LRPIP performance period (the “Determination Date”) in accordance with the terms of the Prorated Outstanding Award; provided that, to the extent the Prorated Outstanding Award does not so vest, the Prorated Outstanding Award shall be forfeited as of the Determination Date.

(vii) If termination occurs by reason of Disability, Executive shall also be entitled to such compensation, if any, as is payable pursuant to the Company’s long-term disability plan. To avoid duplication of benefits, if for any period Executive receives long-term disability benefits under the Company’s long-term disability plan as well as payments under Section 5(a)(i) above, and if the sum of such payments for any period exceeds the payment for such period to which Executive is entitled under Section 5(a)(i) above (determined without regard to the second proviso set forth therein), she shall promptly pay such excess in reimbursement to the Company.

(viii) If termination occurs by reason of death or Disability, Executive shall also be entitled to an amount equal to Executive’s MIP Target Award for the fiscal year in which the Date of Termination occurs (or if MIP Target Awards for such fiscal year have not yet been granted as of the Date of Termination, Executive’s MIP Target Award for the prior fiscal year), without proration and based on Executive’s Base Salary rate in effect at termination. This amount will be paid at the same time as other MIP awards for such performance period are paid.

(ix) Except as expressly set forth above or as required by law, Executive shall not be entitled to continue participation during the termination period in any employee benefit or fringe benefit plans, except for continuation of any automobile allowance which shall be added to the amounts otherwise payable under Section 5(a)(i) above during the continuation of such coverage but not beyond the end of the termination period.

(b) Termination on the End Date. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive’s employment with the Company shall terminate on the End Date. Unless the Company in connection with termination on the End Date shall offer to Executive continued service in a position on reasonable terms, Executive shall be treated as having been terminated under Section 5(a)(II) on the day immediately preceding the End Date and shall be entitled to the compensation and benefits described in Section 5(a) in respect of such a termination, subject, for the avoidance of doubt, to the other provisions of this Agreement including, without limitation, Section 8. If the Company in connection with such termination offers to Executive continued service in a position on reasonable terms, and Executive declines such service, she shall be treated for all purposes of this Agreement as having terminated her employment voluntarily on the End Date and she shall be entitled only to those benefits to which she would be entitled under Section 6(a) (“Retirement or other voluntary termination of employment”). For purposes of the two preceding sentences, “service in a position on reasonable terms” shall mean service in a position comparable to the position and title held by Executive immediately prior to the End Date and under terms and conditions that are substantially similar to those set forth in this Agreement, excluding only the Special PBRS Award.

6. OTHER TERMINATION.

(a) Retirement or other voluntary termination of employment. If Executive terminates her employment voluntarily or elects to retire from service with the Company (“Voluntary Termination”), Executive or her legal representative shall be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) to any Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) or Section 3(c) (New Awards), including any benefits in connection with Special Service Retirement (as defined in the Stock Incentive Plan), and to any vested benefits under the plans described in Section 3(d) (Qualified Plans; Other Deferred Compensation Plans) and any vested benefits under the Company’s frozen GDCP; provided, for the avoidance of doubt, that nothing in this Section 6(a) shall be construed as entitling Executive to any Stock Incentive Plan award not yet granted as of the date of termination. The Company will also pay to Executive or her legal representative any unpaid amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive’s termination of employment, plus any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination, in each case at the same time as other awards for such prior year or cycle are paid. In addition, a Voluntary Termination by Executive shall be treated as a termination described in Section 5(a)(II) solely for purposes of the payments and benefits described in Section 5(a)(v) and Section 5(a)(vi) (and not for purposes of any other provision of Section 5); provided, that for purposes of applying Section 5(a)(v) to a Voluntary Termination described in this sentence, instead of using the proration fraction described in Section 5(a)(v)(B), the LRPIP benefit, if any, for each cycle shall be prorated using a fraction, the numerator of which is the number of full fiscal years in such cycle completed prior to the Date of Termination and the denominator of which is the number of fiscal years in such cycle); and further provided, for the avoidance of doubt, that Executive shall not be entitled under this Section 6(a) to any continued Base Salary or automobile allowance, any amount described in Section 5(a)(ii), or any amounts in respect of MIP performance periods that begin before and end after the date of Voluntary Termination. No other benefits shall be paid under this Agreement upon a voluntary termination of employment.

(b) Termination for Cause. If the Company should end Executive’s employment for Cause, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (x) such vested amounts as are credited to Executive’s account (but not received) under the ESP and the frozen GDCP in accordance with the terms of those programs; (y) any vested benefits to which Executive is entitled under the Company’s tax-qualified plans; and (z) Stock Incentive Plan benefits, if any, to which Executive may be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) under Sections 3(b) (Existing Awards) and 3(c) (New Awards). The Company does not waive any rights it may have for damages or for injunctive relief.

7. CHANGE OF CONTROL. Upon and following a Change of Control occurring during the Employment Period, (i) Executive’s employment under this Agreement shall continue indefinitely without regard to the End Date, Section 5(b) or Section 6(a), subject, however, to termination by either party or by reason of Executive’s death or Disability in accordance with the other provisions of this Agreement; and (ii) the provisions of Section 5 shall cease to apply in respect of any termination of employment described therein that occurs during the Standstill

Period (but the provisions of Section C.1 of Exhibit C (including any reference to Section 5 therein) shall apply in respect of any such termination that qualifies as a Change of Control Termination). Additional provisions that may be relevant upon and following a Change of Control are found in Exhibit C.

8. AGREEMENT NOT TO SOLICIT OR COMPETE.

(a) During the Employment Period and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Period”), Executive shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any protected person as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than the Company and its Subsidiaries, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with the Company or its Subsidiaries, or recommend to any protected person any employment or engagement other than with the Company or its Subsidiaries, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities. Any individual or entity to which Executive provides services (as an employee, director, consultant, advisor or otherwise) or in which Executive is a shareholder, member, partner, joint venturer or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less, and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be presumed to have acted at the direction of Executive with respect to any “protected person” who worked with Executive at any time during the six (6) months prior to termination of the Employment Period. A “protected person” is a person who at the time of termination of the Employment Period, or within six (6) months prior thereto, is or was employed by the Company or any of its Subsidiaries either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of “protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

(b) During the course of her employment, Executive will have learned vital trade secrets of the Company and its Subsidiaries and will have access to confidential and proprietary information and business plans of the Company and its Subsidiaries. Therefore, during the Employment Period and for a period of twenty-four (24) months thereafter (the “Noncompetition Period”), except as the Board or a committee thereof shall have approved, Executive will not, directly or indirectly, be a shareholder, member, partner, joint venturer or investor (disregarding in this connection passive ownership for investment purposes of common stock representing one percent (1%) or less of the voting power or value of any publicly traded corporation) in, serve as a director or manager of, be engaged in any employment, consulting, or fees-for-services relationship or arrangement with, or advise with respect to the organization or conduct of, or any investment in, any “competitive business” as hereinafter defined or any Person that engages in any “competitive business” as hereinafter defined, nor shall Executive undertake any planning to engage in any such activities. The term “competitive business” (i) shall mean any business (however organized or conducted, including, without limitation, an on-line, “ecommerce” or other internet-based business) that competes with a business in which the Company or any of its Subsidiaries was engaged, or in which the Company or any Subsidiary was planning to engage, at any time during the 12-month period immediately preceding the date on which the Employment Period ends, and (ii) shall conclusively be presumed to include, but shall not be limited to, (A) any business designated as a competitive business in the Committee Resolution, including, without limitation, an on-line, “ecommerce” or other internet-based business of any such business, and (B) any other off-price, promotional, or warehouse-club-type retail business, however organized or conducted (including, without limitation, an on-line, “ecommerce” or other internet-based business), that sells apparel, footwear, home fashions, home furnishings, jewelry, accessories, or any other category of merchandise sold by the Company or any of its Subsidiaries at the termination of the Employment Period. For purposes of this subsection (b), a “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or its Subsidiaries, and reference to any Person (the “first Person”) shall be deemed to include any other Person that controls, is controlled by or is under common control with the first Person. Notwithstanding the foregoing, Executive will not be deemed to have violated the provisions of this Section 8(b) merely by reason of serving as a director on the board of directors of a company approved for this purpose by the Board or a committee thereof (such service, a “permitted outside directorship”) or merely by reason of being engaged, after the first anniversary of the Date of Termination, in an employment, consulting or other fees-for-services arrangement with an entity that manages a private equity, venture capital or leveraged buyout fund that in turn invests in one or more businesses deemed competitors of the Company and its Subsidiaries under this Section 8(b), provided that (I) such fund is not intended to, and does not in fact, invest primarily in a “specified competitive business” with respect to the Company as hereinafter defined, and (II) Executive demonstrates to the reasonable satisfaction of the Company that her arrangement with such entity will not involve the provision of employment, consulting or other services, directly or indirectly, to any “specified competitive business” with respect to the Company or to the fund with respect to its investment or proposed investment in any “specified competitive business” with respect to the Company and that she will not participate in any meetings, discussions, or interactions in which any such business or any such proposed investment is proposed or is likely to be discussed. For purposes of the foregoing, a business shall be deemed a “specified competitive business” with respect to the Company if and only if (aa) it shall be regarded as a competitor of the Company and its Subsidiaries by retailers generally, or (bb) it shall be a business designated as a competitive business in the Committee Resolution, or (cc) it shall operate an off-price apparel, off-price footwear, off-price jewelry, off-price accessories, off-price home furnishings and/or off-price home fashions business, including any such business that is store-based, catalogue-based, or an on-line, “e-commerce” or other off-price internet-based business. If, at any time, pursuant to action of any court, administrative, arbitral or governmental body or other tribunal, the operation of any part of this subsection shall be determined to be unlawful or otherwise unenforceable, then the coverage of this subsection shall be deemed to be reformed and restricted as to substantive reach, duration, geographic scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made.

(c) Executive shall never use or disclose any confidential or proprietary information of the Company or its Subsidiaries other than as required by applicable law or during the Employment Period for the proper performance of Executive’s duties and responsibilities to the Company and its Subsidiaries. This restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. All documents, records and files, in any media, relating to the business, present or otherwise, of the Company and its Subsidiaries and any copies (“Documents”), whether or not prepared by Executive, are the exclusive property of the Company and its Subsidiaries. Executive must diligently safeguard all Documents, and must surrender to the Company at such time or times as the Company may specify all Documents then in Executive’s possession or control. In addition, upon termination of employment for any reason other than the death of Executive, Executive shall immediately return all Documents, and shall execute a certificate representing and warranting that she has returned all such Documents in Executive’s possession or under her control.

(d) If, during the Employment Period or at any time following termination of the Employment Period, regardless of the reason for such termination, Executive breaches any provision of this Section 8, the Company’s obligation, if any, to pay benefits under Section 5 hereof, including without limitation any SERP benefits, shall forthwith cease and Executive shall immediately forfeit and disgorge to the Company, with interest at the prime rate in effect at Bank of America, or its successor, all of the following: (i) any benefits theretofore paid to Executive under Section 5, including without limitation any SERP benefits; (ii) any unexercised stock options and stock appreciation rights held by Executive; (iii) if any other stock-based award vested in connection with or following termination of the Employment Period, or at any time subsequent to such breach, the value of such stock-based award at time of vesting plus any additional gain realized on a subsequent sale or disposition of the award or the underlying stock; and (iv) in respect of each stock option or stock appreciation right exercised by Executive within six (6) months prior to any such breach or subsequent thereto and prior to the forfeiture and disgorgement required by this Section 8(d), the excess over the exercise price (or base value, in the case of a stock appreciation right) of the greater of (A) the fair market value at time of exercise of the shares of stock subject to the award, or (B) the number of shares of stock subject to such award multiplied by the per-share proceeds of any sale of such stock by Executive.

(e) Executive shall notify the Company immediately upon securing employment or becoming self-employed at any time within the Noncompetition Period or the Nonsolicitation Period, and shall provide to the Company such details concerning such employment or self-employment as it may reasonably request in order to ensure compliance with the terms hereof.

(f) Executive hereby advises the Company that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section 8, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of the Company and its Subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by them. Executive agrees that Executive will never assert, or permit to be asserted on her behalf, in any forum, any position contrary to the foregoing. Executive also acknowledges and agrees that, were Executive to breach any of the provisions of this Section 8, the harm to the Company and its Subsidiaries would be irreparable. Executive therefore agrees that, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it and notwithstanding Section 15, have the right to preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder. Executive further agrees that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, Executive agrees that the Noncompetition Period and the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which Executive is in violation of any of the terms of this Section 8, in order that the Company shall have the agreed-upon temporal protection recited herein.

(g) Executive agrees that if any of the restrictions in this Section 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. Executive further agrees that the restrictions contained in each subsection of this Section 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

(h) Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company and its Subsidiaries, and any successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer. Executive further agrees that no changes in the nature or scope of her employment with the Company will operate to extinguish the terms and conditions set forth in Section 8, or otherwise require the parties to re-sign this Agreement

(i) The provisions of this Section 8 shall survive the termination of the Employment Period and the termination of this Agreement, regardless of the reason or reasons therefor, and shall be binding on Executive regardless of any breach by the Company of any other provision of this Agreement.

9. ASSIGNMENT. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that stock issuable, awards and payments payable to her after her death shall be made to her estate except as otherwise provided by the applicable plan or award documentation, if any.

10. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by (i) mailing the same by certified or registered mail, return receipt requested, postage prepaid or (ii) consigning the same for next business day delivery by a private delivery service specified in IRS Notice 2015-38 or any successor guidance (as of the date of execution of this Agreement, Federal Express and UPS). If sent to the Company the same shall be addressed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company may hereafter designate by notice to Executive, with a copy to the Company’s General Counsel at the same address; and if sent to Executive, the same shall be addressed to Executive at her address as set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company.

11. CERTAIN EXPENSES. The Company shall bear the reasonable fees and costs of Executive’s legal and financial advisors incurred in negotiating this Agreement.

12. WITHHOLDING; CERTAIN TAX MATTERS. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) to the extent any payment hereunder that is payable by reason of termination of Executive’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead (unless at the relevant time Executive is no longer a Specified Employee) be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one day after Executive’s termination (or, if earlier, the date of Executive’s death). The parties hereto acknowledge that in addition to any delay required under Section 12(b), it may be desirable, in view of regulations or other guidance issued under Section 409A, to amend provisions of this Agreement to avoid the acceleration of tax or the imposition of additional tax under Section 409A and that the Company will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A for Executive, and (ii) not adverse to the interests of the Company. Executive acknowledges that she has reviewed the provisions of this Agreement with her advisors and agrees that except for the payments described in Section 5(a)(ii) and Section C.1(b) of this Agreement, the Company shall not be liable to make Executive whole for any taxes that may become due or payable by reason of this Agreement or any payment, benefit or entitlement hereunder.

13. RELEASE. Except for payment of any accrued and unpaid Base Salary and subject to such exceptions as the Company in its discretion may determine for the payment of other amounts accrued and vested prior to the Date of Termination, any obligation of the Company to provide compensation or benefits under Section 5, Section 6(a) or Section C.1 of Exhibit C of this Agreement, and (to the extent permitted by law) any vesting of unvested compensation or benefits in connection with or following Executive’s termination of employment, are expressly conditioned on Executive’s execution and delivery to the Company of an effective release of claims (in the form of release approved by the Committee on February 1, 2013) as to which all applicable rights of revocation, as determined by the Company, shall have expired prior to the sixtieth (60th) calendar day following the Date of Termination (any such timely and irrevocable release, the “Release of Claims”); provided, that in the event of Executive’s death or incapacity where for unanticipated reasons it is not reasonably practicable for Executive or her representative to give an irrevocable Release of Claims within such period, the Committee shall consider an extension of the period for delivery of an irrevocable Release of Claims on a basis that in the Committee’s reasonable determination is consistent with Section 409A and adequately protects the interests of the Company. Any compensation and benefits that are conditioned on the delivery of the Release of Claims under this Section 13 and that otherwise would have been payable prior to such sixtieth (60th) calendar day (determined, for the avoidance of doubt, after taking into account any other required delays in payment, including any six-month delay under Section 12) shall, if the Release of Claims is delivered, instead be paid on such sixtieth (60th) day, notwithstanding any provision of this Agreement regarding the time of such payments.

14. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

15. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to Executive’s employment, compensation or benefits with the Company or the termination thereof, including any claim for discrimination under any local, state, or federal employment discrimination law (including, but not limited to, M.G.L. c.151B), and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall (except as otherwise provided in Section 8(f)) be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules & Procedures applicable at the time of commencement of the arbitration by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

16. TERMINATION OF EMPLOYMENT AND SEPARATION FROM SERVICE. All references in the Agreement to termination of employment, a termination of the Employment Period, or separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a Separation from Service, and the Date of Termination in any such case shall be construed to mean the date of the Separation from Service.

17. WAIVER. The Board or a committee thereof may waive any obligation of Executive under or restriction imposed upon Executive by the Agreement, but no such waiver shall be construed as a waiver of any other provision of the Agreement.

18. ENTIRE AGREEMENT. This Agreement, including Exhibits (which are hereby incorporated by reference), represents the entire agreement between the parties relating to the terms of Executive’s employment by the Company and supersedes all prior written or oral agreements, including, without limitation, the Prior Agreement, between them.

/s/ Carol Meyrowitz
Executive

THE TJX COMPANIES, INC.

By:	/s/ Scott Goldenberg

Chief Financial Officer

EXHIBIT A

Certain Definitions

(a) “Base Salary” means, for any period, the amount described in Section 3(a).

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means dishonesty by Executive in the performance of her duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability), or conflict of interest which conflict shall continue for thirty (30) days after the Company gives written notice to Executive requesting the cessation of such conflict.

In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company’s directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with her counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of “Cause” above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of her Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to her Base Salary for such period), (B) a determination by a majority of the Company’s directors that Executive was not guilty of the conduct described in the definition of “Cause” effected in accordance with the foregoing procedures (in which case Executive shall be reinstated and paid any of her previously unpaid Base Salary for such period), or (C) ninety (90) days after notice of termination is given (in which case Executive shall then be reinstated and paid any of her previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clause (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company’s principal commercial bank. The Company shall exercise its discretion under this paragraph consistent with the requirements of Section 409A or the requirements for exemption from Section 409A.

(d) “Change in Control Event” means a “change in control event” (as that term is defined in section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A) with respect to the Company.

(e) “Change of Control” has the meaning given it in Exhibit B.

(f) “Change of Control Termination” means the termination of Executive’s employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death or Disability.

For purposes of this definition, termination for “good reason” shall mean the voluntary termination by Executive of her employment within one hundred and twenty (120) days after the occurrence without Executive’s express written consent of any one of the events described below; provided, that Executive gives notice to the Company within sixty (60) days of the first occurrence of any such event or condition, requesting that the pertinent event or condition described therein be remedied, and the situation remains unremedied upon expiration of the thirty (30)-day period commencing upon receipt by the Company of such notice:

(I)	the assignment to her of any duties inconsistent with her positions, duties, responsibilities, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect her to such positions, except in connection with the termination of Executive’s employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment or any material adverse change (including a material increase in overall time commitment) in such position, authority, duties or responsibilities; or

(II)	if Executive’s rate of Base Salary for any fiscal year is less than 100% of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive’s total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100% of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

(III)	the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

(IV)	any purported termination of Executive’s employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (c) above; or

(V)	any relocation of Executive of more than forty (40) miles from the place where Executive was located at the time of the Change of Control; or

(VI)	any other breach by the Company of any provision of this Agreement; or

(VII)	the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Executive Compensation Committee of the Board.

(i) “Committee Resolution” means the designation of competitive businesses most recently adopted by the Committee at or prior to the date of execution of this Agreement for purposes of the restrictive covenants applicable to Executive, whether or not such designation also applies to other employees of the Company generally.

(j) “Constructive Termination” means a termination of employment by Executive (I) occurring within one hundred twenty (120) days of a requirement by the Company that Executive relocate, without her prior written consent, more than forty (40) miles from the current corporate headquarters of the Company, but only if (i) Executive shall have given to the Company notice of intent to terminate within sixty (60) days following notice to Executive of such required relocation and (ii) the Company shall have failed, within thirty (30) days thereafter, to withdraw its notice requiring Executive to relocate, or (II) in the event that, with respect to Executive’s service as a director and Chairman of the Board, Executive (A) is removed from the Board or fails to be nominated by the Board to serve as a director without her prior written consent, (B) is nominated for election to the Board but fails to be reelected by stockholders and ceases to serve as a director, or (C) is removed or fails to be appointed as Chairman of the Board without her prior written consent. For purposes of clause (I) above, the one hundred twenty (120) day period shall commence upon the end of the thirty (30)-day cure period, if the Company fails to cure within such period.

(k) “Date of Termination” means the date on which Executive’s employment terminates.

(l) “Disabled”/“Disability” means a medically determinable physical or mental impairment that (i) can be expected either to result in death or to last for a continuous period of not less than six months and (ii) causes Executive to be unable to perform the duties of her position of employment or any substantially similar position of employment to the reasonable satisfaction of the Committee.

(m) “End Date” has the meaning set forth in Section 1 of the Agreement.

(n) “ESP” means the Company’s Executive Savings Plan.

(o) “GDCP” means the Company’s General Deferred Compensation Plan.

(p) “LRPIP” has the meaning set forth in Section 3(b)(ii) of the Agreement.

(q) “MIP” has the meaning set forth in Section 3(b)(ii) of the Agreement.

(r) “Section 409A” means Section 409A of the Code.

(s) “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.

(t) “SERP” means the Company’s Supplemental Executive Retirement Plan.

(u) “Specified Employee” shall mean an individual determined by the Committee or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.

(v) “Standstill Period” means the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

(w) “Stock Incentive Plan” has the meaning set forth in Section 3(b)(i) of the Agreement.

(x) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

EXHIBIT B

Definition of “Change of Control”

“Change of Control” shall mean the occurrence of any one of the following events:

(a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term “Person” hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

(b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company’s Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

(c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company’s Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; or

(d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as

B-1

ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:

“Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

A Person shall be deemed to be the “owner” of any Common Stock:

(i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or

(ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

(iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

“Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

An “Executive Related Party” shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).

B-2

EXHIBIT C

Change of Control Benefits

C.1. Benefits Upon a Change of Control Termination. Executive shall be entitled to the payments and benefits described in this Section C.1 in the event of a Change of Control Termination.

(a) The Company shall pay to Executive:

(1)(A) as hereinafter provided, an amount equal to the sum of (i) two times her Base Salary for one year (based on Executive’s FY2016 salary rate) plus (ii) two times the target award opportunity most recently granted to Executive prior to the Change of Control under MIP, which opportunity (if expressed as a percentage of Base Salary) shall be determined by reference to Executive’s Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher; plus (B) within thirty (30) days following the Change of Control Termination, the accrued and unpaid portion of her Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under (1)(A)(i) above shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under (1)(A)(i) above is measured. To avoid duplication of benefits, if for any period Executive receives long-term disability benefits under the Company’s long-term disability plan as well as payments under the first sentence of this subsection (a), and if the sum of such payments for any period exceeds the payment for such period to which Executive is entitled under the first sentence of this subsection (a) (determined without regard to the second sentence of this subsection (a)), she shall promptly pay such excess in reimbursement to the Company; and

(2) as hereinafter provided, and in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B or C participant (determined after taking into account Section 3(d) of the Agreement), whichever is greater, applying the following rules and assumptions:

(A) The monthly benefit under SERP determined using the foregoing criteria shall be multiplied by twelve (12) to determine an annual benefit; and

(B) The tentative present value of such annual benefit shall be determined by multiplying the result in (A) by the appropriate actuarial factor, using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation which are effective for plan terminations occurring on the Date of Termination, using Executive’s age to the nearest year determined as of that date. The appropriate factor shall be that based on the most recently published “PBGC Actuarial Value of $1.00 Per Year Deferred to Age [X] and Payable for Life Thereafter — Healthy Lives,” where “Age [X]” is Executive’s age to the nearest year at the Date of Termination. The benefit determined under this clause (B) shall be the greater of (i) the tentative present value determined in accordance with the foregoing provisions of this clause (B), and (ii) the amount of Executive’s SERP benefit (for the avoidance of doubt, after taking into account the vesting, service crediting, and interest rate rules of Section 3(d) of the Agreement) assuming payment under Section 7.2(a)(ii) of SERP, determined without regard to the first two sentences of this clause (B) and without regard to any election of another form of benefit, or any delay, under Section 7.2(b) of SERP.

(C) The benefit determined under (B) above shall be reduced by the value of any portion of Executive’s SERP benefit already paid or provided to her in cash or through the transfer of an annuity contract.

If the Change of Control Termination occurs in connection with a Change of Control that is also a Change in Control Event, the amounts described in clause (1)(A) and clause (2) of this Section C.1.(a) shall be paid in a lump sum on the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), unless Executive is not a Specified Employee on the relevant date, in which case the amount described in this subsection (a) shall instead be paid thirty (30) days following the date of the Change of Control Termination. If the Change of Control Termination occurs more than two years after a Change in Control Event or in connection with a Change of Control that is not a Change in Control Event, the amounts described in clause (1)(A) and clause (2) of this Section C.1(a) shall be paid, except as otherwise required by Section 12 of the Agreement, in the same manner as Base Salary continuation and any SERP benefits, as applicable, would have been paid in the case of a termination by the Company other than for Cause under Section 5(a).

(b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and her family all life insurance and medical insurance plans and programs in which Executive was entitled to participate immediately prior to the Change of Control (and, for the avoidance of doubt, on a basis not less favorable, in the case of group health plan coverage, than as described in Section 5(a)(ii)), provided, that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, or if the Company in its discretion determines that continued participation on such basis could give rise to a tax or penalty, the Company shall provide for a comparable alternative arrangement (which may consist of a cash payment) in lieu of continued coverage, any such arrangement, to the extent taxable to Executive, to be provided on a basis that to the maximum extent possible consistent with the intent of this subsection (b) and with Section C.2 is tax neutral to Executive. Notwithstanding the foregoing, the Company’s obligations hereunder with respect to life or medical coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

(c) On the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), the Company shall pay to Executive or her estate, in lieu of any automobile allowance, the present value of the automobile allowance (at the rate in effect prior to the Change of Control (or immediately prior to the Date of Termination if greater)) it would have paid for the two years following the Change of Control Termination (or until the earlier date of Executive’s death, if Executive dies prior to the date of the payment under this Section C.1(c)); provided, that if the Change of Control is not a Change of Control Event, such amount shall instead be paid in the same manner as Executive’s automobile allowance would have been paid in the case of a termination by the Company other than for Cause under Section 5(a); and further provided, that if Executive is not a Specified Employee on the relevant date, any lump sum payable under this Section C.1(c) shall instead by paid within thirty (30) days following the Change of Control Termination.

C.2. Payment Adjustment. Payments under this Exhibit C shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Section C.1. or Section C.3. of this Exhibit, or by an adjustment to the vesting of any equity-based or other awards that would otherwise vest on an accelerated basis in connection with the Change of Control, amounts payable under Section C.1. and Section C.3. of this Exhibit shall be reduced and the vesting of equity-based and other awards shall be adjusted to the extent, and only to the extent, necessary to maximize Executive’s total after-tax payments. Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Section C.1(a)(1)(A) of this Exhibit, then against any benefits payable under Section C.3 of this Exhibit, then against the vesting of any performance-based restricted stock awards that would otherwise have vested in connection with the Change of Control, then against the vesting of any other equity-based awards, if any, that would otherwise have vested in connection with the Change of Control, and finally against all other payments, if any. The determination as to whether Executive’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Section C.2 shall be made at the Company’s expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the “accounting firm”). In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

C.3. Settlement of MIP and LRPIP. Upon the occurrence of a Change of Control, Executive’s interest in MIP and LRPIP shall be settled automatically by the payment to Executive, in a lump sum within thirty (30) days following the Change of Control, of an amount equal to the sum of Executive’s target award opportunities with respect to each award granted to Executive under MIP and LRPIP for the fiscal year (in the case of MIP), and any performance cycle (in the case of LRPIP), that begins before and ends after the date of the Change of Control;

provided, that for purposes of this Section C.3, unless Executive has been granted new award opportunities under MIP for such fiscal year and under LRPIP for the performance cycle commencing with such fiscal year, Executive’s most recent target award opportunities under MIP and LRPIP shall be deemed to have been granted to Executive under MIP and LRPIP with respect to such fiscal year and such performance cycle, respectively.

C.4 Other Benefits. In addition to the amounts that may be payable under Sections C.1 or C.3 (but without duplication of any payments or benefits to which Executive may be entitled under any provision of this Agreement, and subject to Section C.2), upon and following a Change of Control Executive or her legal representative shall be entitled to: (i) her Stock Incentive Plan benefits, if any, under Section 3(b) (Existing Awards) and Section 3(c) (New Awards); and (ii) any unpaid amounts to which Executive is entitled under MIP with respect to any fiscal year completed prior to the Change of Control, or under LRPIP with respect to any performance cycle completed prior to the Change of Control; and (iii) the payment of her vested benefits under the plans described in Section 3(d) (Qualified Plans; Other Deferred Compensation Plans) and any vested benefits under the Company’s frozen GDCP.

C.5. Noncompetition; No Mitigation of Damages; etc.

(a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of her employment, whether contained in an employment agreement or other agreement, shall no longer be effective.

(b) No Duty to Mitigate Damages. Executive’s benefits under this Exhibit C shall be considered severance pay in consideration of her past service and her continued service from the date of this Agreement, and her entitlement thereto shall neither be governed by any duty to mitigate her damages by seeking further employment nor offset by any compensation which she may receive from future employment.

(c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of her employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at Bank of America, or its successor, until paid in full. All payments and reimbursements under this Section shall be made consistent with the applicable requirements of Section 409A.

(d) Notice of Termination. During a Standstill Period, Executive’s employment may be terminated by the Company only upon thirty (30) days’ written notice to Executive.

C-4